Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES

Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Record

First Quarter 2010 Results

Record Results Aided by Increased Demand, a Shift in Referrals toward Home and

Community Based Care and Lower NET Expense

First Quarter Highlights:

•	Revenue grew 18% to $221 million in Q1 2010 compared to Q1 2009

•	Diluted earnings per share increased 50% to $0.66 in Q1 2010 from $0.44 per share in Q1 2009

•	Cash from operations totaled $15.4 million for the quarter

TUCSON, ARIZONA – May 5, 2010 — The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the first quarter ended March 31, 2010.

For the first quarter of 2010, the Company reported revenue of $221.0 million, an increase of 18% from $186.7 million for the comparable period in 2009. Revenue from Providence’s social services segment grew 4% to $88.5 million in the first quarter from the prior year period and revenue from its non-emergency transportation (NET) services segment grew 31% to $132.5 million in the first quarter from the prior year period. Social service revenue grew in conjunction with census growth while NET revenue benefited from continued membership increases related to new and existing contracts.

The Company reported operating income of $19.9 million and net income of $9.1 million, or $0.66 per diluted share, in the quarter ended March 31, 2010. In the year ago period, the Company reported operating income of $15.0 million and net income of $5.9 million, or $0.44 per diluted share. Earnings for the 2010 quarter benefited from continued growth in revenue and lower than anticipated cost to provide NET transportation services. These lower costs included the impact of payroll related costs being a lower percentage of revenues and lower than anticipated utilization of our NET transportation services due to the effect of inclement weather. These lower than anticipated NET costs and utilization benefits are not expected to continue for the remainder of 2010.

Providence’s direct client census was approximately 62,000 at March 31, 2010, up from over 59,000 at March 31, 2009, and the Company had nearly eight million individuals eligible to receive services under its NET contracts at March 31, 2010. Direct contracts numbered 752 at March 31, 2010 up from 726 at March 31, 2009.

At March 31, 2010, the Company had cash and cash equivalents of $55.5 million. During the quarter, the Company generated $15.4 million in cash from operations and repaid $8.6 million on its senior debt, including the previously announced $5.0 million prepayment.

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5524 E. Fourth Street  —  Tucson, Arizona 85711  —  Tel 520/747-6600  —  Fax 520/747-6605  —  www.provcorp.com

Providence Service Corporation

“We continued to see record volume in the first quarter due to the apparent shift in referral patterns favoring our home based delivery model,” said Fletcher McCusker, Chairman and CEO. “This is consistent with language from the recently passed Health Care Reform initiative. The new legislation also has a ‘maintenance of effort’ provision that prevents changes to Medicaid eligibility. We remain optimistic that these Federal mandates will trump the challenges many states face in managing budget deficits.”

Guidance

As a result of the better than expected first quarter results, the Company is increasing its annual 2010 guidance. Providence now forecasts 2010 diluted earnings per diluted share of $1.38 to $1.41, up from previous guidance of $1.32 to $1.35. 2010 revenue is anticipated to be between $860 and $880 million, up from $850 to $870 million. This forecast does not include any unannounced contract wins or acquisitions. The Company expects these record earnings will trigger cash incentive compensation awards for approximately 60 employees, reducing earnings by approximately $3.8 million, or $0.16 per diluted share, over the remaining three quarters. The first quarter included $1.9 million, or $0.08 per diluted share, of total incentive compensation.

For the second quarter of 2010, the Company expects revenue of approximately $220 million and earnings per diluted share of between $0.36 and $0.37 including $0.06 of anticipated incentive compensation awards.

“The states’ next fiscal year begins July 1, 2010 and while we are in the midst of our contract renewal period, we expect that rates overall will not increase over our current rates; however, this should be offset by continued membership increases throughout the states’ next fiscal year yielding stable revenue and earnings and driving the anticipated increase in our earnings,” concluded Mr. McCusker.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT) Thursday, May 6, 2010, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 713-4205 or for international callers (617) 213-4862 and by using the passcode 16353962. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PTQ6CWD4W. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until May 13, 2010 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 24914056.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide social services in the client’s own home or other community setting. It provides its non-emergency transportation services management through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 62,200 clients through 752 active contracts at March 31, 2010, with an estimated 7.9 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

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Providence Service Corporation

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended March 31,
	2010	2009
Revenues:
Home and community based services	$76,465	$72,691
Foster care services	8,735	8,948
Management fees	3,295	3,592
Non-emergency transportation services	132,464	101,481

	220,959	186,712
Operating expenses:
Client service expense	73,644	66,874
Cost of non-emergency transportation services	113,487	89,822
General and administrative expense	10,788	11,891
Depreciation and amortization	3,127	3,084

Total operating expenses	201,046	171,671

Operating income	19,913	15,041

Other (income) expense:
Interest expense	4,374	5,314
Interest income	(71)	(116)

Income before income taxes	15,610	9,843
Provision for income taxes	6,503	3,966

Net income	$9,107	$5,877

Earnings per share:
Basic	$0.69	$0.45
Diluted	$0.66	$0.44

Weighted-average number of common shares outstanding:
Basic	13,166,784	13,115,018
Diluted	14,936,288	14,851,279

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	March 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$55,511	$51,157
Accounts receivable-billed, net of allowance of $4.3 million in 2010 and $2.9 million in 2009	88,498	80,458
Accounts receivable - unbilled	305	330
Management fee receivable	7,130	7,160
Other receivables	3,496	4,118
Restricted cash	8,506	8,154
Prepaid expenses and other	12,019	12,440
Deferred tax assets	3,038	3,558

Total current assets	178,503	167,375
Property and equipment, net	12,526	11,166
Goodwill	113,740	113,673
Intangible assets, net	72,151	73,963
Restricted cash, less current portion	5,942	5,942
Other assets	10,780	10,988

Total assets	$393,642	$383,107

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$17,815	$17,481
Accounts payable	4,561	4,011
Accrued expenses	38,345	33,390
Accrued transportation costs	47,161	40,907
Deferred revenue	7,973	8,347
Current portion of interest rate swap	94	372
Reinsurance liability reserve	10,757	12,645

Total current liabilities	126,706	117,153
Long-term obligations, less current portion	177,775	186,732
Other long-term liabilities	6,138	5,144
Deferred tax liabilities	10,912	11,740

Total liabilities	321,531	320,769
Commitments and contingencies
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,536,793 and 13,521,959 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	170,701	170,551
Retained deficit	(93,021)	(102,128)
Accumulated other comprehensive loss, net of tax	(1,160)	(1,676)
Treasury stock, at cost, 619,768 shares	(11,384)	(11,384)

Total Providence stockholders’ equity	65,150	55,377
Non-controlling interest	6,961	6,961

Total stockholders’ equity	72,111	62,338

Total liabilities and stockholders’ equity	$393,642	$383,107

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Three months ended March 31,
	2010	2009
Operating activities
Net income	$9,107	$5,877
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,202	1,160
Amortization	1,925	1,925
Amortization of deferred financing costs	629	998
Provision for doubtful accounts	1,930	487
Deferred income taxes	(503)	828
Stock based compensation	119	1
Excess tax benefit upon exercise of stock options	(18)	—
Other	(146)	147
Changes in operating assets and liabilities:
Billed and unbilled accounts receivable	(9,754)	(9,958)
Management fee receivable	30	59
Other receivables	388	(179)
Restricted cash	(305)	(127)
Reinsurance liability reserve	(892)	(347)
Prepaid expenses and other	385	3,385
Accounts payable and accrued expenses	5,470	2,868
Accrued transportation costs	6,254	(694)
Deferred revenue	(395)	1,313
Other long-term liabilities	(28)	23

Net cash provided by operating activities	15,398	7,766
Investing activities
Purchase of property and equipment, net	(2,524)	(667)
Acquisition of businesses, net of cash acquired	—	(4)
Restricted cash for contract performance	(47)	51
Purchase of short-term investments, net	(31)	(65)
Collection of notes receivable	—	107

Net cash used in investing activities	(2,602)	(578)
Financing activities
Proceeds from common stock issued pursuant to stock option exercise	70	—
Excess tax benefit upon exercise of stock options	18	—
Repayment of long-term debt	(8,623)	(3,569)
Debt financing costs	—	(769)
Capital lease payments	(2)	(34)

Net cash used in financing activities	(8,537)	(4,372)

Effect of exchange rate changes on cash	95	(31)

Net change in cash	4,354	2,785
Cash at beginning of period	51,157	29,364

Cash at end of period	$55,511	$32,149

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